Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – October 23, 2012 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $494,000, or $0.06 per diluted share, for the quarter ended September 30, 2012, compared to net income of $476,000, or $0.06 per diluted share, for the quarter ended September 30, 2011.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the three months ended
	9/30/2012	9/30/2011
	(Unaudited)	(Unaudited)
Interest income	$4,225	$4,687
Interest expense	1,003	1,152
Net interest income	3,222	3,535

Provision for loan losses	250	898
Net interest income after provision for loan losses	2,972	2,637

Total other income	1,067	1,126
Total noninterest expense	3,417	3,149
Income before income taxes	622	614

Income tax provision	128	138
Net income	$494	$476

Basic and diluted earnings per share	$0.06	$0.06
Weighted average shares outstanding	7,651,904	7,638,321

Summarized Consolidated Statements of Financial Condition
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011

ASSETS
Cash and Cash Equivalents	$31,271	$29,079	$32,375	$16,644	$23,878
Investment Securities	161,426	146,389	150,158	126,369	131,031
Loans Receivable, net	272,076	283,154	284,415	285,709	283,281
Other Assets	37,380	37,281	36,666	38,095	37,327
Total Assets	$502,153	$495,903	$503,614	$466,817	$475,517

LIABILITIES
Municipal Deposits	$106,920	$103,086	$110,966	$101,832	$108,504
Other Deposits	326,139	323,881	322,680	305,611	306,840
FHLB Advances	10,583	10,833	11,083	1,333	1,583
Other Liabilities	3,214	3,115	3,528	3,265	3,563
Total Liabilities	446,856	440,915	448,257	412,041	420,490
Total Stockholders' Equity	55,297	54,988	55,357	54,776	55,027
Total Liabilities & Stockholders' Equity	$502,153	$495,903	$503,614	$466,817	$475,517

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,225	$4,509	$4,290	$4,700	$4,687
Interest Expense	1,003	1,054	1,025	1,057	1,152
Net Interest Income	3,222	3,455	3,265	3,643	3,535
Provision for Loan Losses	250	1,750	333	681	898
Net Interest Income after Provision
for Loan Losses	2,972	1,705	2,932	2,962	2,637
Total Other Income	1,067	1,758	888	1,205	1,126
Total Noninterest Expense	3,417	3,090	3,056	3,141	3,149
Income before Tax Provision	622	373	764	1,026	614
Income Tax Provision	128	29	307	314	138
Net Income	$494	$344	$457	$712	$476
Basic and Diluted Earnings per Share (1)	$0.06	$0.04	$0.06	$0.09	$0.06
Weighted Average Shares Outstanding:
Basic and Diluted	7,651,904	7,651,904	7,652,150	7,638,321	7,638,321

(1) For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of all quarterly dividends, except for the three months ended September 30, 2012.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Performance Ratios:
Return on average assets (1)	0.40%	0.27%	0.38%	0.60%	0.40%
Return on average equity (1)	3.58%	2.48%	3.31%	5.22%	3.49%
Interest rate spread (2)	2.75%	2.92%	2.87%	3.30%	3.16%
Net interest margin (3)	2.79%	2.96%	2.91%	3.35%	3.22%
Noninterest expense to average assets (1)	2.74%	2.46%	2.52%	2.66%	2.66%
Efficiency ratio (4)	79.67%	59.27%	73.59%	64.79%	67.56%
Average interest-earning assets to
average interest-bearing liabilities	105.06%	105.08%	105.08%	105.03%	105.76%
Average equity to average assets	11.07%	11.05%	11.37%	11.54%	11.51%

Bank Capital Ratios:
Tangible capital	9.18%	9.24%	9.16%	10.12%	9.86%
Core capital	9.18%	9.24%	9.16%	10.12%	9.86%
Total risk-based capital	19.64%	19.05%	18.82%	18.20%	17.97%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	5.44%	5.62%	6.64%	5.33%	5.25%
Nonperforming assets as a percent
of total assets	3.15%	3.30%	3.88%	3.46%	3.27%
Allowance for loan losses as a percent
of total loans	2.05%	1.95%	1.91%	1.83%	2.06%
Allowance for loan losses as a percent
of nonperforming loans	37.71%	34.64%	28.72%	34.22%	39.20%
Net charge-offs to average outstanding
loans during the period (1)	0.26%	2.32%	0.14%	2.25%	0.40%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

Net income increased $18,000 to $494,000 for the quarter ended September 30, 2012, compared to net income of $476,000 for the quarter ended September 30, 2011.

Net interest income decreased $313,000, or 8.9%, to $3.2 million for the quarter ended September 30, 2012 as compared to $3.5 million for the quarter ended September 30, 2011.   The decrease of $462,000 in interest income was partially offset by a $149,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.48% to 4.99%, a decrease in the average rate earned on investments from 2.40% to 2.01% and a $7.8 million decrease in the average balance of loans, partially offset by a $23.0 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.10% to 0.89%, partially offset by a $15.4 million increase in the average balance of outstanding deposits.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $250,000 for the quarter ended September 30, 2012, compared to $898,000 for the same quarter in the prior year, a decrease of $648,000 or 72.2%. The decrease in the loan loss provision was primarily due to a decrease in the loan portfolio of approximately $11.1 million combined with a decrease in nonperforming loans of approximately $1.0 million from June 30, 2012.

Other income remained flat at $1.1 million in the quarters ended September 30, 2012 and 2011.  Increases of $165,000 in gain on sale of loans and $68,000 in income from bank owned life insurance during the quarter ended September 30, 2012 were offset by a $236,000 decrease in gain on sale of investments. The increase in the gain on sale of loans was the result of an increase in loan sales to Freddie Mac in the September 30, 2012 quarter when compared to the same quarter in the prior year, primarily due to an increase in refinancing activity as a result of the continued low interest rate environment. The increase in income from bank owned life insurance was the result of the purchase of additional bank owned life insurance during the latter part of the fiscal year ended June 30, 2012. The purpose of the purchase of bank owned life insurance was to offset and recover the bank’s benefit liabilities and obligations. The decrease in gain on sale of investments was the result of no sales of mortgage-backed securities and other available for sale investment securities during the current year quarter as compared to the prior year quarter.

Noninterest expense increased $268,000, or 8.5%, from $3.1 million for the quarter ended September 30, 2011 to $3.4 million for the quarter ended September 30, 2012. The increase was primarily due to increases of $104,000 in professional fees, $73,000 in compensation and employee benefits, and $68,000 in data processing expenses. The increase in professional fees was primarily due to an increase in audit, legal and consulting expenses related to annual reporting requirements. The increase in compensation and employee benefits expense was primarily due to the addition of employees in the accounting and collections departments and annual wage increases.  The increase in data processing expense was primarily due to the implementation of a new branch network communication system.

Total assets were $502.2 million at September 30, 2012, compared to $495.9 million at June 30, 2012.  Total assets increased $6.3 million, or 1.3%, primarily as a result of a $15.0 million increase in investment securities, partially offset by an $11.1 million decrease in loans. The increase in our investment securities was the result of an increase in deposits and a decrease in loans. The increase in investment securities was primarily related to purchases of both mortgage-backed securities and municipal bonds. The decrease in loans was primarily the result of payoffs aggregating $5.8 million for three performing commercial real estate loans.

Total liabilities were $446.9 million at September 30, 2012, compared to $440.9 million at June 30, 2012.  The increase of $6.0 million was primarily the result of a $6.1 million increase in deposits which reflected a $3.8 million net increase in municipal deposits and a $2.3 million increase in retail customer deposits. The increase in municipal deposits consisted of an increase in demand deposits totaling $5.0 million, partially offset by a decrease in savings accounts totaling $1.2 million.  The increase in retail deposits consisted of increases in demand deposit accounts of $1.0 million and savings accounts of $2.7 million, partially offset by declines in certificates of deposit of $1.4 million.

Total stockholders’ equity was $55.3 million at September 30, 2012, compared to $55.0 million at June 30, 2012.  The increase was primarily the result of net income of $494,000 and a $633,000 increase in net unrealized gains on investments, partially offset by dividends paid of $862,000.  As previously announced, as a result of the cost and uncertainty associated with United Community MHC’s ability to waive receipt of the Company’s dividends, the Board of Directors determined to suspend the payment of any cash dividends on the Company’s common stock until after completion of the pending second step conversion.    At September 30, 2012, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2012 filed with the SEC on September 7, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.